Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION APPOINTS ARON I. SCHWARTZ TO BOARD OF DIRECTORS

ELYRIA, Ohio - Invacare Corporation (NYSE: IVC) today announced the appointment of Aron I. Schwartz, age 51, to its Board of Directors, effective March 21, 2022. Mr. Schwartz currently serves as Managing Partner of ACON Investments, a private equity firm based in Washington, D.C. Mr. Schwartz has a wide range of financial experience in managing and overseeing companies across multiple industries, including companies undergoing strategic transformation.

Mr. Schwartz was unanimously appointed by the current members of the Board and will serve on the company’s Audit Committee and its Nominating and Governance Committee. His appointment brings the number of Invacare directors to a total of nine, eight of whom are independent.

“We are pleased to further strengthen our Board with the addition of Aron. His depth and breadth of financial and operational experience will be invaluable to Invacare as we continue to drive our business transformation and enhance our profitability,” said Matt Monaghan, chairman, president and chief executive officer.

“I am excited to join Invacare’s Board of Directors, and work with the board and management team to help drive sustainable growth and solidify the company's leadership position. I am proud to be working with a company which provides vital medical devices that help improve the daily lives of so many people around the world,” said Mr. Schwartz.

Prior to joining ACON Investments in 2014, Mr. Schwartz served as Managing Director of Avenue Capital, a global investment firm, from 2012 to 2014, and prior to that, he held various positions culminating in Managing Director of Fenway Partners. He also serves on the board of directors and chairs the audit committee of CION Investment Corporation (NYSE: CION), a business development company primarily provide senior secured lending facilities to middle-market companies.

About Invacare Corporation

Invacare Corporation is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.